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                                                                       EXHIBIT 6

                     COLLECTIVE BARGAINING AGREEMENT BETWEEN
                                ADAM WHOLESALERS
                                      AND
                         TEAMSTERS LOCAL UNION NO. 676


                     August 9, 1996 through August 8, 1999

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                                     INDEX

                                                                           PAGE
                                                                           ----
SCOPE OF AGREEMENT ......................................................   1
STEWARDS ................................................................   3
ABSENCE .................................................................   4
CHECK OFF ...............................................................   5
SENIORITY ...............................................................   5
MAINTENANCE OF STANDARDS ................................................   7
INSPECTION OF PAYROLL RECORDS ...........................................   9
DISCHARGE OR SUSPENSION .................................................   9
SEPARATION OF EMPLOYMENT ................................................  11
FIDELITY BONDS ..........................................................  11
EQUIPMENT ...............................................................  12
UNIFORMS ................................................................  12
ACCIDENTS ...............................................................  12
SAFETY VIOLATIONS .......................................................  13
REVOCATION OF LICENSE ...................................................  13
MISCELLANEOUS PAY PROVISIONS ............................................  14
POSTING OF NOTICES ......................................................  15
NO STRIKE-NO LOCKOUT ....................................................  15
MANAGEMENT SECURITY .....................................................  15


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WAGES AND HOURS .........................................................  16
DISCRIMINATION ..........................................................  16
DAMAGE CAUSED BY EMPLOYEE ...............................................  16
VISITATION OF EMPLOYER'S PREMISES .......................................  17
SAVINGS AND SEPARABILITY CLAUSE .........................................  17
PRESERVING WORK OPPORTUNITY .............................................  17
GRIEVANCE AND ARBITRATION PROCEDURE .....................................  18
VACATIONS ...............................................................  19
HOLIDAYS ................................................................  21
OVERTIME AND GUARANTEED PAY .............................................  22
HEALTH AND WELFARE ......................................................  23
ADAM WHOLESALERS PENSION PLAN ...........................................  23
LEASED EQUIPMENT ........................................................  24
DINNER MONEY ............................................................  24
DRIVERS' LICENSES AND FEES ..............................................  24
WAGE RATES ..............................................................  25
VACANCIES AND NEW JOBS ..................................................  26
CREDIT UNION ............................................................  26
SAFETY COMMITTEE ........................................................  27
TERM OF AGREEMENT .......................................................  27


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      THIS AGREEMENT made by and between ADAM WHOLESALERS ("Employer"), and
TEAMSTERS LOCAL UNION NO. 676, Affiliated with the International Brotherhood of Teamsters, AFL/CIO ("Union"), WITNESSETH:

                             1. SCOPE OF AGREEMENT

1.1 Recognition and Classifications Covered: The Employer recognizes the Union as the exclusive representative of all employees in the following classifications: Drivers, Shippers, Shopworkers and Working Leaders.

1.2 Successors and Assigns: This Agreement shall be binding upon the parties hereto, their successors and assigns. If an entire operation is sold, leased, transferred, or taken over by sale, transfer, lease, assignment, receivership, or bankruptcy proceedings, such operation shall continue to be subject to the terms and conditions of this Agreement for the life thereof. On the sale, transfer, or lease of an individual run or runs, only the specific provisions of this Contract, excluding supplements or other conditions, shall prevail. The Employer shall not use any leasing devise to a third party to evade this Contract. The Employer shall give notice of the existence of this Agreement to any purchaser, transferee, lessee, or assignee of the operation covered by this Agreement or any part thereof. Such notice shall be in writing with a copy to the Union and shall be given within five days of the execution of sale, lease or assignment papers. If the Employer fails to give said notice and/or fails to require the purchaser, the transferee, or lessee to assume the obligations of this Contract, the Employer shall be liable to the Union and to the employees for all damages sustained as a result of such failure.

1.3 Union Shop: All employees who are members of the Local Union on the date of execution of this Agreement shall remain members of the Local Union in good standing as a

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      condition of employment. All employees who are not members of the Local
      Union and all employees who are hired hereafter shall become and remain members in good standing of the Local Union as a condition of employment on and after the 31st day following the beginning of their employment.

1.4 Probationary Employee: An employee shall be a probationary employee until he has worked for the Employer at least ninety calendar days, during which time no fringe benefits shall be payable. The employment of a probationary employee may be terminated by the Employer for any reason, and such termination shall not be subject to the grievance procedure. Upon completion of his probationary period, the employee's seniority shall revert to his date of hire.

1.5 Hiring New Employees: The Union may refer job applicants in response to the Employer's request. If an applicant is not satisfactory, the Employer may, at its option, request a replacement. The Employer may hire new employees from any source but agrees to give preference to employees with experience.

1.6 Notification The Employer shall promptly notify the Shop Steward of the employment of any person who under this Agreement is required to be a member of the Union. Upon notice from the Union that an employee who has been employed for more than thirty days has failed to tender the periodic dues and initiation fees uniformly required as a condition of acquiring and retaining membership in the Union, and upon demand of the Union, the Employer shall discharge such employee. The Employer may not discharge or discipline for the purpose of evading this Agreement or discriminating against Union members.


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1.7   Maximum Union Security: Employer agrees that the Union will be entitled to receive the maximum Union security which may be lawfully permissible, and this Agreement shall be considered modified to the extent of any change in the National Labor Relation Act during the term of this Agreement.

1.8 Blacklist: Employer shall not establish or create a so-called "Blacklist" nor in any way become a party to the establishing of such a "Blacklist" that may have for its purpose the prevention of any member of the Union obtaining employment with the Employer.

                                  2. STEWARDS

2.1 Appointment and Duties: The Employer recognizes the right of the Union to designate Shop Stewards and alternates from the Employer's seniority list. The authority of Shop Stewards and alternates so designated by the Union shall be limited to and shall not exceed the following: (1) The investigation and presentation of grievances; (2) The collection of dues;
      (3) The transmission of messages and information authorized by the Local Union. Shop Stewards and alternates have no authority to take strike action or any other action interrupting the Employer's business, except as authorized by official action of the Union. The Employer recognizes these limitations upon the authority of Shop Stewards and their alternates and shall not hold the Union liable for any unauthorized acts. In so recognizing such limitations, the Employer shall have the authority to impose proper discipline (including discharge) upon any Shop Steward or alternate who has taken unauthorized strike action, or any other action interrupting the Employer's business, in violation of this Agreement.


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2.2   Seniority of Shop Stewards: Shop Stewards so designated by the Union shall be granted super seniority for the purposes of assuring adequate representation of the bargaining unit, i.e., for layoff and recall.

                                   3. ABSENCE

3.1 Time Off for Union Activities: The Employer agrees to grant the necessary and reasonable time off, without discrimination or loss of seniority and without pay, to any employee designated by the Union in writing to the Employer to act as an elected Union Officer, Business Agent, Organizer or to attend a Labor Convention.

3.2 Leave of Absence: An employee who desires a leave of absence must secure written permission from both the Union and the Employer. The maximum leave shall be for thirty days, but may be extended for like periods upon the written consent of both the Union and the Employer. During the leave of absence period, the employee shall not engage in any other gainful employment, and for violation of this provision, the employee shall lose all seniority rights.

3.3 Pay for Time Lost: Whenever the Shop Steward is required to attend a grievance hearing or negotiation meeting attended by representatives of the Employer and Union, he shall be compensated by the Employer for all lost earning opportunities or time lost subject to a maximum of 8 hours straight time pay.

3.4 Death in the Family: Upon the death of a member of an employee's immediate family, the employee shall be entitled to a maximum of three days off with pay for the purpose of attending services for the deceased. The three days pay is to compensate the employee for any time lost Monday through Friday because of such death. The employee must submit


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      to the Employer a Death Certificate as proof of such death. This Section shall not apply to any employee who has not been on the seniority list for a period of at least three months. Immediate family shall include the employee's spouse, child, mother, father, sister, brother, mother-in-law and father-in-law.

3.5 Jury Duty: If an employee is required to serve Jury Duty, the Employer shall supplement his Jury Duty compensation on a weekly basis by an amount sufficient to total forty hours pay at the straight time rate of his job classification.

                                  4. CHECK OFF

4.1 Written Authorization: Upon receipt of proper written authorization of an employee, the Employer shall deduct from the wages due such employee, on the first pay day of each month, his Union initiation fee and monthly dues, in such amounts as may, from time to time, be fixed by the Union in accordance with its Constitution and By-Laws.

4.2 Payment by Employer: The Employer shall forward the aggregate amount of such deduction promptly each month to the Union.

                                  5. SENIORITY

5.1 Lay-off and Recall: Plant wide seniority shall prevail at all times for layoffs and recalls, provided employees have the ability to do the available jobs. Plant-wide seniority shall prevail with respect to Saturday and Sunday overtime work; departmental seniority shall prevail for daily overtime work.

5.2 Job Posting: Each job that becomes vacant shall be posted and the primary function of the job will be stated. The posting shall remain open to bidding for at least three working days before being filled. The most qualified bidder shall be awarded the job. Qualifications


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      include appropriate and reasonable tests, and a bidder's capability of meeting the physical and mental requirements of the job. When qualifications for the job are relatively equal, the employee with the greatest seniority will be given preference.

5.3 Seniority Rank and Posting: Each January, Employer shall submit to the Union in writing and post in a conspicuous place a Seniority List. The name of each employee hired after said posting shall be added to this list and shall be made known to the Union.

5.4 Loss of Seniority: Seniority shall be broken and an employee's name removed from the seniority list for any one or more of the following reasons: (a) Discharge for just cause; (b) Voluntary quit; (c) Failure to respond to notice of recall; or (d) Lay-off for three years or more. Any employee who is absent because of illness or injury shall accumulate seniority for the purpose of determining his place on the seniority list.

5.5 Lay-off Notice: The employer shall notify the Shop Steward in advance of a lay-off or recall. All employees shall be given a two-day notice of lay-off by posting on the Company bulletin board.

5.6 Notification of Recall: When recalling laid-off employees, the Employer shall send a telegram or certified mail letter to the employee's last known address (as indicated on the Employer's records) and the employee shall have five days within which to notify the Employer that he will return to work, and one week following said notification to return to work. If the employee fails to report by the end of the one week period, he shall lose all seniority rights under this Agreement. Anything to the contrary notwithstanding, an employee shall have up to two weeks to return to work if at the time of receiving recall notification the employee is working another full-time job.


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5.7   Merger: If the Employer absorbs the business of another company or is a party to a merger or a consolidation, the seniority of the employees absorbed or affected thereby shall be determined by mutual agreement between the Employer and the Union. In the absence of agreement, the matter shall be submitted to arbitration.

5.8 Military Service: If any regular employee volunteers for, or is called to active military service in the Armed Forces of the United States, such employee shall not, during the period of such service, lose his seniority rights as herein provided. Upon his discharge from such service, he shall be offered his former position or one of like status provided he: (a) received a Certificate of Honorable Discharge; (b) is still qualified to perform the duties of his position; and (c) applied for reinstatement within 90 days after such discharge. An employee shall receive a written leave of absence from the employer when leaving for military service.

5.9 If drivers are working in the warehouse for any reason and it becomes necessary for the Employer to make a delivery or pick-up during the day, such drivers will be given the opportunity to make the delivery or pick-up according to seniority.

                          6. MAINTENANCE OF STANDARDS

6.1 Extra Contract Agreements: The Employer shall not enter into any agreements with its employees, individually or collectively, which in any way conflicts with the terms and provisions of this Agreement. Any such Agreement shall be null and void.

6.2 New Equipment or Operations: The parties agree to negotiate rates governing new types of equipment and/or operations for which rates of pay are not established by this


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      Agreement. Rates agreed upon, or in the absence of agreement, awarded by an arbitrator, shall be effective as of the date said equipment or operation is put into use.

6.3 Protection of Rights: It shall not be a violation of this Agreement and an employee shall not be subjected to discharge or disciplinary action if he refuses to enter upon any property involved in a primary labor dispute, or refuses to cross or work behind any primary picket line, including a picket line of the Union, and including a primary picket line at the Employer's place of business.

6.4 Struck Goods: Recognizing that many individual employees covered by this contract may have personal convictions against aiding the adversary of other workers, and recognizing the propriety of individual determination by an individual workman as to whether he shall perform work, labor or service which he deems contrary to his best interests the parties recognize and agree that; it shall not be a cause for discharge or disciplinary action if any employee refuses to perform any service which, but for the existence of a controversy between a labor union and any other person (whether party to this Agreement or not), would be performed by the employees or such person. Likewise, it shall not be a violation of this Agreement and it shall not be a cause of discharge or disciplinary action if any employee refuses to handle any goods, or equipment transported, interchanged, handled or used by any carrier or other person, whether a party to this Agreement or not, at any of whose terminals or places of business there is a controversy between such carrier, or person, or its employees on the one hand and a labor union on the other hand and such rights may be exercised where such goods, or equipment are being transported, handled or used by the originating, interchanging or succeeding carriers or persons, whether


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      parties to this Agreement or not. The Employer agrees that it will not cease or refrain from handling, using, transporting or otherwise dealing in any of the products of any other employer or cease doing business with any other person, or fail in any obligation imposed by Motor Carrier's Act or other applicable law, as a result of individual employees exercising their rights under this Agreement or under law but the Employer shall notwithstanding any other provisions in this Agreement when necessary, handle, use, transport or otherwise deal in such products and continue doing such business by use of other employees, (including management and representatives), other carriers, or by any other method it deems appropriate or proper.

                        7. INSPECTION OF PAYROLL RECORDS

7.1 Whenever a complaint is made concerning the wages of an employee, the Union shall have the right to inspect the payroll records and time cards of the affected employee during the grievance procedure.

                           8. DISCHARGE OR SUSPENSION

8.1 No employee shall be discharged or otherwise disciplined without just cause. Nothing shall prohibit the Union from investigating any dismissal or suspension and from resorting to the grievance procedure.

8.2 If an arbitrator in a discharge case orders reinstatement of the discharged employee, he shall have full discretion to award or not award back pay, but Employer shall not receive any credit for wages or compensation earned by the employee while he was out of Employer's employ.


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8.3   Grievances concerning dismissal or suspension shall be given preference over all other pending grievances and shall be promptly heard.

8.4 Except in the case of immediate dismissal for just cause, an employee shall not be dismissed for his first offense but shall receive at least one written warning. Cause for dismissal without first discussing the matter with a business agent shall be the following: (a) Calling or participating in any unauthorized strike, work stoppage, or walk-out. (b) Drunkenness, drinking during working hours (including lunch time), or being under the influence of liquor or drugs during working hours (including lunch time). (c) Theft or dishonesty. (d) Unprovoked assault on his Employer's representative during working hours. (e) Carrying unauthorized passengers in Employer's vehicle. (f) Smoking in prohibited areas. In each instance, Employer shall promptly notify the Union of action taken, in writing. A dismissal or suspension shall not be subject to grievance or arbitration unless the Union shall have notified the Employer in writing of its intention to do so within two weeks of the dismissal or suspension. In interpreting previous agreements, there have been difficulties over whether or not Employer may dismiss employees for slow-downs or for bringing in freight and not bringing it in. The parties hereby agree that these matters are cause for suspension pending the grievance procedure, but not for immediate dismissal.

8.5 Company Rules: The Employer shall have the right to make reasonable work rules and regulations subject to the Union's right to grieve, provided the Union's input is solicited by the Company and that the Union have no less than 30 days notice prior to the effective date of any such rules and regulations.


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8.6   Warning notices and offenses in an employee's record shall be removed after six months.

                          9. SEPARATION OF EMPLOYMENT

9.1 Paychecks of employees who are discharged or who quit, will be processed and sent from corporate headquarters in Cincinnati, Ohio.

                               10. FIDELITY BONDS

10.1 The Employer may require an employee to furnish a fidelity bond if the Employer pays the premium. The primary obligation to procure the bond shall be on the Employer. The Employer shall have the right to require each applicant for a job (other than temporary) to fill out a job application and a bond application. In the case of an employee hired on or after July 31st, 1984, if Employer cannot arrange for a bond through its regular bonding company, the Employer shall notify the employee and the Union in writing and the employee shall have thirty days in which to secure a bond satisfactory to the Employer. During the thirty days, the employee shall be afforded the opportunity of working in some non-bondable work, if available. If the employee secures a bond satisfactory to Employer within the said thirty day period, only the standard premium shall be paid by Employer and the excess premium must be paid by the employee. A standard premium is that premium paid by the Employer for bonds applicable to other employees in similar classifications. If the employee fails to secure said bond within said thirty day period his employment shall cease. Should the bond of an employee hired after July 31, 1984, be cancelled, the employee shall be suspended without pay. During the thirty days following such suspension the employee will be given the opportunity to secure a bond satisfactory to the Employer. If the employee secures a bond satisfactory to the Employer within said


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      thirty days, the employee shall be returned to his job with seniority rights restored. Only the standard premium of said bond shall be paid by the Employer. My excess premium above this standard premium is to be paid by the employee. If the employee fails to secure a bond satisfactory to the Employer within said thirty day period his employment shall cease.

                                 11. EQUIPMENT

11.1 An employee shall not be compelled to take out equipment that is not mechanically sound, properly equipped, and in conformity with all applicable laws and regulations. Equipment which is refused because not mechanically sound, properly equipped, or in conformity with all applicable laws and regulations shall be appropriately tagged so that it cannot be used by any other driver until the defect is corrected.

11.2 Dangerous Conditions of Work: Under no circumstances will an employee be required to engage in any activity involving a dangerous condition of work. The term "dangerous condition of work" does not relate to the type of cargo hauled or handled.

                                  12. UNIFORMS

12.1 Employer shall furnish and maintain uniforms, at no cost to employees, if required by the Employer.

                                 13. ACCIDENTS

13.1 Reporting Accidents: Any employee involved in an accident shall immediately report same and any physical injury sustained. When required by the Employer, the employee shall make out an accident report in writing on a form furnished by the Employer and shall turn in all available names and addresses of witnesses to the accident. The employee shall


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      receive a copy of his accident report. Failure to comply with this provision shall subject an employee to disciplinary action by the Employer.

                             14. SAFETY VIOLATIONS

14.1 Whenever an employee is required to operate overloaded equipment and is penalized because of such overload, the Employer shall pay for all fines, penalties and damages assessed against or suffered by the employee, including overtime for delay and/or lost earning opportunity.

                           15. REVOCATION OF LICENSE

15.1 If an employee loses his driver's license because of a violation of any law by the Employer, the Employer shall provide suitable and continued employment for such employee at not less than his regular earnings at the time of the revocation of his license for the entire period of such revocation, and the employee shall suffer no loss of seniority.

15.2 If an employee loses his driver's license due to his own negligence, his job and seniority shall be protected for a period of nine months in any one calendar year. If an employee loses his driver's license for more than 9 months, his job may be bid immediately but the employee may bid on any other job that opens within the nine months after his loss of license. The Employer may assign the employee to other work if available and if the Union and the Employer consent to same.

15.3 Riders: No driver shall knowingly allow anyone to ride in or on his truck except by express authorization of the Employer.


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                        16. MISCELLANEOUS PAY PROVISIONS

16.1 Time of Payment: All regular employees shall be paid in full each week. No more than one week's pay shall be held on an employee. All other employees shall be paid at the end of their working periods.

16.2 Pay Day Falling on a Holiday: When the regular pay day falls on a holiday, the Employer shall pay the employees on the regular work day immediately preceding the holiday, whenever possible.

16.3 Gross Earnings and Deductions: Each employee shall be provided with a statement of gross earnings and an itemized statement of all deductions.

16.4 Injury on the Job: An employee who sustains injuries which are compensable under the Worker's Compensation Act and which prevent him from performing his job shall sustain no loss of pay for the balance of the day on which he is injured. Ability to perform work shall be determined by the doctor's or hospital's report.

16.5 Supplemental Workers Compensation Pay: The Employer shall continue its past practice of paying all regular straight time hours of employment lost by an employee who is injured on the job for the day on which the injury occurs. In addition, the Employer shall pay all regular straight time hours of employment lost by the employee as a result of such an injury for up to two additional, consecutive days following the day on which the injury occurs, provided the Employer's doctor certifies that the employee is in fact unable to work because of such injury.


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                             17. POSTING OF NOTICES

17.1 The Employer shall permit the Union to post on its bulletin board notices of Union meetings and the like.

                            18. NO STRIKE-NO LOCKOUT

18.1 There shall be no strikes (sympathetic or otherwise), work stoppages, slowdowns, lockouts, or any other interruptions of the Employer's operations, or threats thereof, for any reason whatsoever, during the term of this Agreement. There shall be no lockouts, for any reason whatsoever, during the term of this Agreement.

18.2 The Union expressly reserves the right to call a strike at the Employer's place or places of business whenever it ascertains that the Employer is not complying with the wage, hour, work-week guarantee, holiday, vacation provisions hereof, or any other economic provisions of this Agreement. The Union shall give the Company at least 48 hours' written notice of its intention to strike hereunder. Should any strike take place, it shall in no way be construed or contended as being in violation of this Agreement, and no suit or claim for damages shall be instituted or initiated by the Employer against the Union, its representatives or members by reason of such strike, nor shall it be a requirement that the Union submit such violation to arbitration.

                            19. MANAGEMENT SECURITY

19.1 The Union recognizes that the Employer must operate efficiently and economically if it is to be able to meet rising costs of operation, including the rates of pay and working conditions of members of the Union. Accordingly, Union shall cooperate with the Employer to the end that its business may be operated efficiently, and the Union shall not


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      interfere in any way with the Employer's right to operate and manage it's business, provided that nothing herein will permit the Employer to violate any of the terms and conditions of this Agreement.

                              20. WAGES AND HOURS

20.1  General: The Employer shall be entitled to "a day's work for a day's pay."

20.2 Overtime Pay: Except as otherwise specifically provided elsewhere in this Agreement, no employee shall be entitled to overtime pay except for overtime actually worked.

                               21. DISCRIMINATION

21.1 There shall be no discrimination by the Employer against its employees because of their union activity, nor shall there be any discrimination by the Employer or the Union against any employee because of race, religion, color, creed, sex, age, physical handicap, or nationality in the placement and retention of employment, or in the hours, wages and working conditions of the employees.

21.2 The words "employee" and "employees" and all references herein to the masculine gender shall be deemed to include both the masculine and feminine gender thereof.

                         22. DAMAGE CAUSED BY EMPLOYEE

22.1 An employee shall not be required to pay for loss or damage to merchandise or equipment unless it shall be proven that such loss or damage was caused entirely by said employee's gross negligence or improper act. No deduction shall be made from an employee's pay at any time for loss or damage.

22.2 All matters arising under the preceding Section 22.1 shall be first disposed of between the Employer and the Union before any penalty shall be imposed.


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                     23. VISITATION OF EMPLOYER'S PREMISES

23.1 Upon reasonable notice to the Employer, a representative of the Union shall have the right (a) to meet with a representative of the Employer at the Employer's premises at a time convenient to the parties, or (b) to visit such portion of the Employer's premises as are used by employees.

                      24. SAVINGS AND SEPARABILITY CLAUSE

24.1 Nothing contained in this Agreement shall require the Union or the Employer to do anything that violates the law. All of the clauses of this Agreement shall be severable. Any clause which is prohibited by, invalid under, or in contravention of any operable Federal or State law shall be null and void, but the remaining clauses shall continue in full force and effect for the term of this Agreement and any renewal thereof. The parties shall in good faith attempt to replace any such null and void clause with a clause which conforms with the law. If, during the term of this Agreement or any renewal thereof, any such null and void clause becomes legal or permissible by legislative enactment, a subsequent decision of the Courts, or otherwise, such null and void clause shall automatically again become part of this Agreement.

                        25. PRESERVING WORK OPPORTUNITY

25.1 For the purpose of preserving work and job opportunities, the Employer shall not subcontract, transfer, lease, assign or convey, in whole or in part, to any other plant, person or non-unit employees, any work or services presently performed or hereafter assigned to the collective bargaining unit, unless otherwise provided in this Agreement.


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                  26. GRIEVANCE AND ARBITRATION PROCEDURE

26.1 A grievance is defined to mean any dispute arising out of the interpretation or application of this Agreement. A grievance shall be handled as follows:

            STEP ONE - The Union Shop Steward shall discuss the matter with the Employer's representative, and every effort shall be made to reach a mutually satisfactory solution.

            STEP TWO - If no solution can be reached at STEP ONE within three working days, the Union Shop Steward shall refer the matter to a Union Business Agent and the Business Agent shall discuss the matter with the Employer's representative in an endeavor to adjust it amicably.

            STEP THREE - If no solution can be reached at STEP TWO within fourteen calendar days of the occurrence of the grievance, the matter shall be submitted to the American Arbitration Association for selection of an arbitrator in accordance with the rules of such Association. The arbitrator shall render his decision within twenty-four days. The fee of the arbitrator and of the Association shall be borne equally by the Employer and the Union.

26.2 The parties agree that a grievance shall not be subject to the grievance and arbitration provisions of this Agreement unless it is reduced to writing and delivered to the Employer by the Union within two weeks of the occurrence of the grievance.

26.3 Time Limits: The time limits of this Section are of the essence. If a party fails to meet said time limits with respect to any grievance, it shall be deemed to have been settled in favor of the other party.

26.4 Limitation on Arbitrator's Authority: The arbitrator shall have no power to add to, subtract from, or modify the terms of this Agreement.

                                 27. VACATIONS

27.1 Vacation Notice: A vacation notice shall be posted at least ninety days prior to the commencement of a vacation period. Employees shall have the right to select vacation weeks according to their seniority, except that not more than 11 total employees, 4 shop workers, 3 truck drivers, and 4 warehousemen shall be on vacation at one time; provided that during the period between Christmas and New Years when the Company conducts its year-end inventory, such right shall be subject to the availability of qualified employees to make such inventory; and provided further that the Company will allow more than three (3) truck drivers to be on the vacation in any given work week if the operational needs of the Company are not adversely impacted.

27.2 Vacation Periods: Winter vacation time shall run from January 1st through April 30, and November 1st through December 31st. Summer vacation time shall run from May 1st through October 31st. Those employees who are entitled to two or three weeks of vacation may take only one vacation week in the summer period. Those employees who are entitled to four or five weeks vacation may take only two vacation weeks in the summer period. These two vacation weeks may be taken consecutively.

27.3 Vacation Time: Employees shall be entitled to vacation weeks based upon the following schedule:

Years of Continuous                               Weeks of Vacation

Employment by Employer                            Entitlement
----------------------                            -----------

One year but less than three                      One Week
Three years but less than ten                     Two Weeks
Ten years but less than fifteen                   Three Weeks
Fifteen years but less than twenty-three          Four Weeks
Twenty-three or more                              Five Weeks

27.4 The vacation entitlement of an employee shall be determined as of his anniversary date and vacation shall be taken within the year following the employee's anniversary date.

27.5 Vacation Pay: For each one week of vacation entitlement, an employee shall be paid two percent of his prior calendar years earnings or forty hours of straight time pay, whichever is greater. If a holiday falls within his vacation week or weeks, the employee shall be paid holiday pay at the time he is paid his vacation pay.

27.6 The first two weeks of an employee's vacation entitlement must be taken by an employee and not worked. However, any employee who is entitled to more than two weeks vacation may, assuming the Employer has work available, elect to work his vacation time in excess of two weeks and if he desires to do so he shall give the Company no less than 30 days advance notice.

                                  28. HOLIDAYS

28.1 Time Worked on Holiday: Time worked on a holiday shall be paid at double time, except as to employees whose regular shift starts on a holiday evening or ends on a holiday morning. Thirty-two hours shall constitute a work week in which a holiday falls, and time and one-half shall be paid for hours worked in excess of thirty-two hours in such a week.

28.2  Holiday Schedule: The following are recognized as holidays under this
      Agreement: Labor Day, Thanksgiving, Day after Thanksgiving, Christmas Eve, Christmas Day, New Year's Eve, New Year's Day, Good Friday, Memorial Day and Independence Day.

28.3 In addition to the above scheduled holidays, each employee shall be entitled to three (3) personal holidays, each of which may be taken upon no less than one day's notice to the Employer; provided, however, that a request for a personal holiday may be denied by the Employer if the taking of the personal holiday will interfere with the Employer's operations. The Employer agrees to notify the employee of its decision to grant or deny a request for a personal holiday within 72 hours of the request being made. In addition, an employee may elect to designate a day on which the employee has been unable to work due to sickness as a personal holiday. At the end of each contact year, an employee shall be paid for any unused personal holidays.

28.4 Holiday Pay Entitlement: To be entitled to holiday pay, an employee must work (unless he is sick) the scheduled day before and the scheduled day after the holiday and further, must have been employed for at least ninety calendar days or more prior to such holiday.

28.5  Holiday Pay: Holiday pay consists of eight hours straight time pay.

                        29. OVERTIME AND GUARANTEED PAY

29.1 An employee shall be paid time and one-half for hours worked on a Saturday, and double time for hours worked on a Sunday.

29.2 An employee shall be paid time and one-half for hours worked in excess of eight hours per day, or forty hours per week.

29.3 Call-in Pay: An employee shall be guaranteed four hours pay on Saturday if called to work.

29.4 In any week in which a regular employee covered by this Agreement is called to work and reports to work, he shall be guaranteed eight hours of work each day from Monday through Friday of that week. If such work is not made available, he shall nevertheless be paid a 40-hour guaranteed work week at his regular hourly rate of pay unless the following conditions prevail: (a) The employee shall fail to report to work during any day in that week for any reason, including illness. He shall be paid only for such work as he has performed. (b) Fire, flood, any other casualty, strike or any reason beyond the control of the Company, shall make the employee's work not available. The Company shall then pay only for such work actually performed by the employee in that week. (c) If a paid holiday shall be made available to each employee and he shall be paid at regular rates for eight hours' work in each of four days in that week subject to the other exceptions in this Section. (d) Any employee who does not perform any work during the week shall not be entitled to any wages.

29.5 The loading of a truck must be completed at the end of each day by the employee charged with loading responsibility; provided, however, such employee shall not be required to work more than two hours overtime to accomplish such loading.

29.6 The following procedure shall be followed with respect to overtime work (other than that covered by Section 29.5): When the Employer desires overtime work, an overtime sign-up sheet shall be posted in order that employees may volunteer for such work. Overtime work shall be assigned on the basis of seniority to those employees who have signed the overtime sign-up sheet. If no employees sign, or if the number of employees who sign is insufficient to perform the overtime work available, the overtime work shall be assigned to employees in the inverse order of seniority. The Employer will accommodate the wishes of employees as much as possible in the assignment of overtime but reserves the right to assign overtime in the inverse order of seniority on a strict basis, if necessary.

                             30. HEALTH AND WELFARE

30.1 The employees shall be entitled to hospitalization, surgical, life insurance and disability benefits upon such coverages and upon such terms and conditions as set forth in the Employer's Flex Plan, which benefits shall be provided at the sole expense of the Employer. The Employer shall have the right to substitute health plans if the employees, after a presentation as to the pros and cons of each plan, so elect.

                       31. ADAM WHOLESALERS PENSION PLAN

31.1 The Employer shall contribute to the Adam Wholesalers Pension Plan, a defined benefit pension plan, such amount as may be required to provide all employees hired on or after

      August 1, 1984 (a) a monthly benefit level of $25.00 per year of service with a maximum of 30 years, (b) service credit for each such employee from date of hire, and (c) vesting after the fifth year, and to provide to employees hired prior to August 1, 1984 (a) a monthly benefit level of $25.00 per year of service with a maximum of 30 years, (b) service credit for each such employee beginning August 1, 1990, and (c) immediate vesting.

                              32. LEASED EQUIPMENT

32.1 A non-bargaining unit driver shall not operate leased equipment unless and until all available drivers on the seniority list are working.

                                33. DINNER MONEY

33.1 The Company shall continue the past practice of paying dinner money to its employees. An employee scheduled to start on or before 6:30 a.m. shall receive dinner money of $5.00.

                         34. DRIVERS' LICENSES AND FEES

34.1 The Employer shall continue the past practice of paying the drivers' license fee of each regular full time driver employed by the Company.

34.2 All drivers shall be required to have a New Jersey Commercial Driven License (Trailer Qualified) before the expiration of this contract. All drivers hired on and after August 1, 1993 shall be required to have such license.

                                 35. WAGE RATES

35.1 The Employer shall pay wages in accordance with the following schedule to all employees hired prior to August 9, 1996 who have reached the top rate of their job classifications:

                                            EFFECTIVE DATES                   IN EFFECT AT END
CLASSIFICATIONS                    8/9/96       8/9/97           8/9/98       OF PRIOR CONTRACT
---------------                    ------       ------           ------       -----------------
DRIVERS                            $13.01       $13.43           $13.82            $12.56
SHIPPERS                           $13.01       $13.43           $13.82            $12.56
SHOP WORKERS                       $13.01       $13.43           $13.82            $12.56
WORKING LEADERS                    $13.36       $13.78           $14.17            $12.91

35.2 The following wage progression schedules shall be applicable to all employees hired subsequent to August 1, 1987, in the entry level classification:

                                                                              IN EFFECT AT END
                                            EFFECTIVE DATES                  OF PRIOR CONTRACT
                                            ---------------                  -----------------

                               8/9/96            8/9/97          8/9/98
                               ------            ------          ------
Hire Rate                       $6.70            $7.12            $7.51            $6.25
After 30 days                   $7.20            $7.62            $8.01            $6.75
After 3 months                  $7.55            $7.97            $8.36            $7.10
After 6 months                  $7.90            $8.32            $8.71            $7.45
After 9 months                  $8.25            $8.67            $9.06            $7.80
After 1 year                    $8.60            $9.02            $9.41            $8.15
After 1 year 3 months           $8.95            $9.37            $9.76            $8.50
After 1 year 6 months           $9.30            $9.72           $10.11            $8.85
After 1 year 9 months           $9.60           $10.02           $10.41            $9.15
After 2 years                   $9.95           $10.37           $10.76            $9.50
After 2 years 3 months         $10.30           $10.72           $11.11            $9.95
After 2 years 6 months         $10.60           $11.02           $11.41           $10.15
After 2 years 9 months         $10.95           $11.37           $11.76           $10.50
After 3 years                 Top rate of     Top rate of     Top rate of       Top rate of
                           classification   classification   classification    classification

      The foregoing schedule shall not apply to a newly-hired driver. Such newly-hired driver shall be paid twenty-five cents ($.25) per hour below the applicable driver's rate during his/her 90 day probationary period. With the exception of a newly hired driver as aforesaid, no employee shall be paid less than the rate required in accordance with the above wage schedule; however, the Company has the right to evaluate employees and to grant merit increases in excess of the rates in the wage schedule. The above progression schedules reflect the same across-the-board hourly wage increases as in Article 35.1.

35.3 The Employer shall have the sole right to choose the employees whom it desires to hold Working Leader jobs and agrees to consider seniority where qualifications of employees are equal in its judgment. The Employer shall have the right to increase the rate of any given Working Leader up to an additional thirty-five ($0.35) cents per hour, as the Company may determine on a merit basis within its sole discretion, from time to time. The Working Leader shall have no right to hire, fire or recommend disciplinary action with respect to any other bargaining unit employee. The Employer agrees to limit the number of Working Leaders to eight.

35.4 Shift Differential: An employee who works a shift which begins after 12:00 Noon shall be entitled to payment of an additional twenty cents per hour.

                          36. VACANCIES AND NEW JOBS:

36.1 The Employer shall post each vacancy or new job for three consecutive working days. Jobs shall be awarded on the basis of seniority and ability.

36.2 When circumstances cause the Employer to use a supervisor to drive a truck, he must be accompanied by a top rated union employee.

                                37. CREDIT UNION

37.1 The Employer agrees to permit employees to make payroll deductions for payment to the Certain-Teed Waco Federal Credit Union provided employees furnish the Employer with a signed authorization. Any such deduction will be remitted to the Credit Union by Corporate Headquarters at least once a month. Employee participation in the Certain-Teed

      Waco Federal Credit Union is conditioned upon six consecutive months of employment by the Employer.

                              38. SAFETY COMMITTEE

38.1 The Company and the Union shall form a Safety committee which will be comprised of Company representatives and three employee members appointed by the union.

38.2 The Committee shall meet monthly provided there are matters which require discussion.

                             39. TERM OF AGREEMENT

39.1 This Agreement shall be in full force and effect from August 9, 1996 until and including August 8, 1999, and shall continue in force from year to year thereafter unless and until either party notifies the other in writing sixty days prior to the end of the original term or prior to the end of any subsequent renewal year of its intention to revise or terminate this Agreement.

IN WITNESS WHEREOF, the parties have executed this collective bargaining agreement as of this __ day of _____________, l996.

FOR THE EMPLOYER:                  FOR THE UNION

/s/ Frank Kelly Jr.                /s/ Frank DiFulvio
------------------------           ---------------------------

                                   /s/ Ernie Martino  10-15-96
                                   ---------------------------

                                   /s/ Ray Lucas      10-15-96
                                   ---------------------------

                                   ---------------------------

                                   ---------------------------

                                   ---------------------------